NEWS RELEASE
Five Below, Inc. Announces Tom Vellios' Planned Transition to Chairman

PHILADELPHIA, PA – (March 21, 2018) – Five Below, Inc. (NASDAQ: FIVE), the trend-right, high-quality, extreme-value retailer for tweens, teens and beyond, today announced the planned transition of Tom Vellios, co-founder and Executive Chairman of Five Below, to Chairman of the Board of Directors, as of the 2018 Five Below Annual Meeting of Shareholders expected to be held in June. Mr. Vellios will stand for re-election at that meeting for a new three-year term on the Board.
Joel Anderson, President and CEO of Five Below, stated, “Tom has been an incredible leader and a true mentor to me, and many, many others. He inspires us every day with his entrepreneurial spirit, passion for the customer and merchandising expertise. His vision for Five Below as a trend-right retailer offering both extreme value and an amazing shopping experience has made Five Below a very successful brand with universal appeal. We are extremely fortunate that Tom will remain a resource to us and we are thrilled to have the opportunity to benefit from his ongoing involvement in the business as Chairman of the Board.”
“David Schlessinger and I founded Five Below 16 years ago with a promise to build an amazing store for teens and pre-teens that offers trend-right, high-quality merchandise all at $5 or less,” said Tom Vellios. “Since we opened our first store in Wayne, Pennsylvania, our company has grown to almost 650 stores in 32 states and we have built an unparalleled retail brand with tremendously loyal customers, along with dedicated and passionate associates. As proud as I am about where we are today, I am even more optimistic about the future. Five Below has never been better positioned to deliver on that customer promise as the company builds towards its 2,500+ store potential. With a strong and talented team in place, the time is right for my transition to the Chairman role. Under the dynamic leadership of Joel Anderson, and with support from the Board, I am confident that the entire team will continue to execute on the significant growth potential that exists for Five Below while delivering consistent and profitable growth to our shareholders.”
In a separate press release issued today, Five Below announced the Company's fourth quarter fiscal 2017 financial results. To view the release or for more information, please visit the Company's investor relations website at http://investor.fivebelow.com/releases.cfm.

About Five Below:
Five Below is a leading high-growth value retailer offering trend-right, high-quality products loved by tweens, teens and beyond. We know life is way better when you’re free to “let go & have fun” in an amazing experience filled with unlimited possibilities. We make it easy to say YES! to the newest, coolest stuff because everything is just $5 and below across awesome Five Below worlds: Style, Room, Sports, Tech, Create, Party, Candy and Now. Founded in 2002 and headquartered in Philadelphia, Pennsylvania, Five Below today has approximately 650 stores in 32 states. For more information, please visit www.fivebelow.com and a store!

Investor Contact:
Five Below, Inc.
Christiane Pelz
Vice President, Investor Relations
215-207-2658
Christiane.Pelz@fivebelow.com